EXHIBIT 99.1

Citizens Holding Company Declares $.15 per Share Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—May 27, 2004—Citizens Holding Company (AMEX: CIZ - news) announced today that its Board of Directors declared a cash dividend of $0.15 per share payable June 30, 2004, to shareholders of record as of June 15, 2004. This dividend will bring total dividends for 2004 to $0.30 per share, an increase of 7.1% over the dividends paid in the same period of 2003.

“We are proud to announce today the declaration of a $0.15 per share cash dividend for the second quarter of 2004,” said Greg L. McKee, President and Chief Executive Officer. “We remain committed to providing our shareholders with an attractive return on their investment.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the American Stock Exchange and is traded under the symbol CIZ. The Company’s transfer agent is American Stock Transfer & Trust Company.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

Rsmith@netdoor.com